Exhibit 10(c)(7)

                          AGREEMENT OF EARLY RETIREMENT


         This Agreement made this 23rd day of December, 1998 between Peter G. Smith ("Smith") and Lawson Products, Inc., a Delaware corporation ("Company") at Des Plaines, Illinois.

         The Company has proposed and Smith desires to accept the proposal for early retirement effective with the close of business on December 31, 1998 on the terms, conditions and in accordance with the provisions as set forth herein. Smith has since December, 1971 served the Company in various capacities including, but not limited to, Director, corporate officer and President and has been directly involved in the creation, acquisition and operation of many aspects of the business of the Company and of its subsidiaries within the United States and in foreign countries.

         In consideration of the premises hereof and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties hereby agree as follows:

     1. Effective January 1, 1999, Smith will relinquish his duties and responsibilities and retire from the offices of President and Chief Operating Officer of Lawson Products, Inc. (Delaware), as a member of the Executive Committee of Lawson Products, Inc. (Delaware), and as an officer of those of its subsidiaries of which he is an officer and as a director of those subsidiaries of which he is a director. Smith will continue to serve as a member of the Board of Directors of Company until otherwise determined by himself, the Board of Directors or the shareholders of Company.

     2. Salary. Smith's current annualized salary of Three Hundred Seven Thousand One Hundred Nine Dollars ($307,109) per year will continue to be paid until June 30, 2003 (Salary Continuation Period).

     3. During the Salary Continuation Period and at all times thereafter, Smith will not disclose to any person, firm or entity whatsoever any information relating to the Company or its or their customers or any trade secrets of any of them of which he became or may become aware during his employment with the Company or at any time thereafter.

     4. Smith covenants that until two years after the later to occur of (a) the expiration of the Salary Continuation Period, and (b) the date on which Smith is no longer a member of the Board of Directors of the Company ("Prohibited Period"), Smith will not, without the written permission of the Board of Directors of Company, which may be withheld for any reason, directly or indirectly, individually or in combination with others with respect to any other company or entity carrying on a business similar to that of the Company or any of its subsidiaries as it or they may exist during the Prohibited Period:

          (a) hold or deal in the share or other interest of any such company or entity which is privately owned; or

          (b) hold or deal in (except for investment purposes only, and in such event, not to exceed 1% of the outstanding shares of such company or entity) the shares or other interest of any such company or entity which is publicly owned.

     5. Smith covenants that until two years after the later to occur of (a) the expiration of the Salary Continuation Period, and (b) the date on which Smith is no longer a member of the Board of Directors of the Company ("Prohibited Period"), he will not, directly or indirectly, carry on for himself or be associated in any capacity with any business, company or entity, the business of which competes with that of the Company or any of its subsidiaries (as it or they may exist during the Prohibited Period) with respect to the products handled or the customers sold or both and he will not engage in any activities which will be detrimental or contrary to the best interest of the Company or any of its subsidiaries. Inasmuch as the Company and certain of its subsidiaries operate their respective businesses throughout the United States and in certain foreign countries, the restriction herein contained shall apply throughout the United States and in such foreign countries in which the Company or its subsidiaries or affiliates are or may from time to time during the Prohibited Period be seeking orders for or selling merchandise, whether directly or through its agents or representatives.

     6. Smith further covenants and agrees that in the event of a breach or violation on his part of any of the above covenants that (a) any monies due or to become due to Smith from Company hereunder or otherwise shall thereupon be no longer due or payable and all obligations of Company to make such payments shall be void; (b) all benefits to be provided to Smith by Company hereunder shall cease; and (c) a suit in equity may be instituted to obtain an injunction and that a temporary restraining order may be granted immediately upon the commencement of any such suit without notice. This remedy is in addition to any other remedies, legal or equitable, which may be available to the Company.

     7. Health Insurance. During the Salary Continuation Period, Smith shall be entitled to continue his participation in the group health insurance program under which he was covered immediately prior to the Retirement Date if in effect and if not, he may participate in any such plan then in effect in accordance with its terms; provided, however, that to continue his participation in any such program, Smith shall be responsible throughout the Salary Continuation Period for paying the same monthly premiums and costs as he would otherwise have been responsible for had he remained in Lawson's employ during such period.

     8. Medicare Coverage. On June 22, 2003, Smith will become Medicare eligible and all coverage under the Company's medical plan (as may be in force from time to time) will cease. Effective that date, Smith will have the option of enrolling in the Medicare Supplement and Prescription Plan as may then be in effect and in accordance with its terms. If Smith enrolls in the Medicare Supplement and Prescription Plan, Smith will pay the premium cost to the insurance company as long as he participates in the Plan.

     9. Dental Insurance. During the Salary Continuation Period, Smith shall be entitled to continue his participation in the dental insurance program under which he was covered immediately prior to the Retirement Date if in effect and if not, he may participate in any such plan then in effect in accordance with its terms; provided, however, that to continue his participation in such program, Smith shall be responsible throughout the Salary Continuation Period for paying the same monthly premiums and costs as he would otherwise have been responsible for had he remained in the Company's employ during such period.

     10. Retiree Spouse Coverage. During the Salary Continuation Period, Smith's spouse will be permitted to participate in the health and dental insurance programs under which she was covered immediately prior to Smith's Retirement Date if in effect and if not, in any such programs as may then be in effect in accordance with the terms of any such plan. On the date Smith reaches the age of 65 and is Medicare eligible, his spouse, if not yet 65, will be entitled to participate in continued coverage of any such plan then in effect, if any, until the earlier of (a) the expiration of a period of five (5) years or (b) until she attains the age of 65. The Company will contribute its portion (as provided in such program then in effect, if any) of the cost of the premium at the rate in effect at the time coverage is elected. Smith will have the election of adding his spouse to the medicare supplement insurance, at his cost, when his spouse attains the age of sixty-five (65) to the extent permitted by such insurance, if any.

     11. Executive Deferral Plan. During the Salary Continuation Period, Smith may continue, at his election, to remain a participant in the Company's Executive Salary Deferral Plan. If Smith elects not to continue as a plan participant during the Salary Continuation Period, the distribution of benefits will begin at the time of such election; otherwise, the distribution of benefits will commence after June 30, 2003 in accordance with the payment options permitted by this Plan as they may exist at such time.

     12. Profit Sharing. Smith will be considered an active plan participant for the 1998 Profit Sharing Plan Year. From and after January 1, 1999, he will not be considered an active plan participant for any purpose and any amounts remaining in his Profit Sharing Plan Account will be treated as provided in the Profit Sharing Plan, as amended from time to time. Distributions of funds from Smith's Profit Sharing Plan Account shall be in conformance with IRS regulations and the provisions of the Profit Sharing Plan, as amended from time to time.

     13. Airline Travel. The Company presently has a contract with American Airlines and until the earlier of (a) the expiration of the period the contract remains in force, (b) the expiration of the Salary Continuation Period, or (c) the date Smith is no longer a member of the Board of Directors of the Company, Smith will continue to receive his current level of benefits to the extent permitted by the said contract, if any: (1) "Platinum" status for Smith; (2) "Admirals Club" Membership; and (3) Smith will be allowed to purchase airline tickets through the Company which will be charged to his personal credit card.

     14. Life Insurance. Subject to the last sentence of this paragraph, during the Salary Continuation Period, Smith will be entitled to the Company paid Life Insurance benefit of $50,000 and the Travel & Accident Insurance benefit of $300,000 limited to the extent such benefits are offered by the Company from time to time. Additionally and subject to the last sentence of this paragraph,

Smith may continue participation in the Supplemental Life Insurance and Spouse Life Insurance benefit programs limited to the extent such benefits are offered by the Company from time to time. Smith shall be responsible throughout the Salary Continuation Period for paying the same monthly premiums for himself and his wife as he would otherwise have been responsible for had he remained in the Company's employ during such period.

     15. Executive Physical. Until the earlier of (a) the expiration of the Salary Continuation Period, or (b) the date Smith is no longer a member of the Board of Directors of the Company, Smith will be entitled to the Company paid Executive Physical, annually until June 30, 2003.

     16. This Agreement supersedes that certain Employment Agreement dated July 17, 1972 by and between Smith and Lawson Products, Inc. and is intended to survive any management change or any sale or divestiture of the Company.


LAWSON PRODUCTS, INC.
a Delaware corporation


By:      /s/ Bernard Kalish                           /s/ Peter G. Smith
Its      Chairman & CEO                               Peter G. Smith